Exhibit 10.18

WEALTHBRIDGE ACQUISITION LIMITED

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of May 7, 2020 by and among Wealthbridge Acquisition Limited, a British Virgin Islands company (the “Purchaser”) and each of the individuals and entities set forth on the signature page hereto (each a “Voting Party” and collectively, the “Voting Parties”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Share Exchange Agreement (as defined below).

RECITALS

WHEREAS, the Purchaser, Scienjoy Inc., and the shareholders of Scienjoy Inc. (each, a “Shareholder” and collectively, the “Shareholders”) entered into a Share Exchange Agreement, dated October 28, 2019 (the “Share Exchange Agreement”); and

WHEREAS, each of the Voting Parties, currently owns, or on closing of the transactions contemplated by the Share Exchange Agreement, will own, shares of the Purchaser’s capital stock, and wishes to provide for orderly (a) elections of the Purchaser’s board of directors and (b) reclassification and conversion of the Purchaser’s capital stock, each as described herein.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Agreement to Vote. During the term of this Agreement, each Voting Party agrees to vote all securities of the Purchaser (hereinafter referred to as the “Voting Shares”) that such Voting Party owns from time to time and may vote in (a) the election of the Purchaser’s directors or (b) the reclassification and conversion of the Purchaser’s capital stock, as the case may be, in accordance with the provisions of this Agreement, whether at a regular or special meeting of shareholders or any class or series of shareholders or by written consent.

2. Reclassification and Conversion of Capital Stock.

2.1 Voting. During the term of this Agreement, if the Purchaser qualifies as a “foreign private issuer” as defined in Rule 36-4 promulgated under the Exchange Act (“Foreign Private Issuer”) at any time following the Closing and as promptly as practicable following the determination of gaining the Foreign Private Issuer status by the Purchaser, each Voting Party agrees to vote all Voting Shares in such manner as may be necessary to (a) reclassify the Purchaser’s ordinary shares into Purchaser A Common Stock, (b) authorize the issuance of Purchaser B Common Stock, and (c) convert certain amount of Purchaser A Common Stock to Purchaser B Common Stock in accordance with Section 9.8 of the Share Exchange Agreement.

2.2 Obligations. The obligations of the Voting Parties pursuant to this Section 2 shall include any shareholder vote to amend the Purchaser’s memorandum and articles of association, as amended and restated, as required to effect the intent of this Agreement. Each of the Voting Parties and the Purchaser agree not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the reclassification and conversion of the Purchaser’s capital stock as herein stated.

3. Election of Boards of Directors.

3.1 Voting. During the term of this Agreement each Voting Party agrees to vote all Voting Shares in such manner as may be necessary to elect (and maintain in office) as members of the Purchaser’s Board of Directors the following persons:

(a) Two (2) persons designated by the Shareholders (each a “Shareholders Designee,” and collectively, the “Shareholders Designees”) before the third anniversary of the Closing Date, and three (3) Shareholders Designees after the third anniversary of the Closing Date;

(b) Three (3) persons (each a “Shareholders Independent Designee,” and collectively the “Shareholders Independent Designees”) designated by the Shareholders. Each of the Shareholders Independent Designee shall qualify as an independent director under the Exchange Act and the rules of any applicable stock exchange; and

(c) One (1) person (the “Oriental Designee”) designated by Oriental Holdings Limited until the third anniversary of the Closing Date;

(d) One (1) person (the “Oriental Independent Designee”) designated by Oriental Holdings Limited. The Oriental Independent Designees shall qualify as an independent director under the Exchange Act and the rules of any applicable stock exchange until the sixth anniversary of the Closing Date.

3.2 Initial Designees. The initial Shareholders Designees are Xiaowu He and Bo Wan. The initial Shareholders Independent Designees are Huifeng Chang, Jian Sun, and Yibing Liu. The initial Oriental Designee is Yongsheng Liu. The initial Oriental Independent Designee is Jining Li.

3.3 Size of the Board. The parties hereto agree that they shall vote their Voting Shares to maintain the size of the Purchaser’s Board of Directors at seven (7) persons for a six (6)-year period following the Closing Date.

3.4 Obligations; Removal of Directors; Vacancies. The obligations of the Voting Parties pursuant to this Section 3 shall include any shareholder vote to amend the Purchaser’s memorandum and articles of association, as amended and restated, as required to effect the intent of this Agreement. Each of the Voting Parties and the Purchaser agree not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Purchaser’s Board of Directors as herein stated. The parties acknowledge that the fiduciary duties of each member of the Purchaser’s Board of Directors are to the Purchaser’s shareholders as a whole. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Purchaser’s Board of Directors, the Voting Parties agree to take all such action as is reasonable and necessary, including the voting of shares of capital stock of the Purchaser by the Voting Parties as to which they have beneficial ownership, to cause the election or appointment of such other person designated by Oriental Holdings Limited or the Shareholders, as the case may be, to the Board of Directors as may be designated on the terms provided herein.

4. Successors in Interest of the Voting Parties and the Purchaser. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares or any voting rights therein, unless such shares are sold into the public markets. Each Voting Party shall not, and the Purchaser shall not, permit the transfer of any Voting Party’s Voting Shares (except for sales of Voting Shares into the public markets), unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.

5. Covenants. Each Voting Party agrees to take all actions required to ensure that the rights given to each Voting Party hereunder are effective and that each Voting Party enjoys the benefits thereof. Such actions include, without limitation, the use of best efforts to cause the nomination of the designees, as provided herein, for election as directors of the Purchaser. No Voting Party will, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by any such Voting Party, as applicable, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of each Voting Party hereunder against impairment.

6. Grant of Proxy. The parties agree that this Agreement does not constitute the granting of a proxy to any party or any other person; provided, however, that should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

7. Restrictive Legend. Until the termination of this Agreement, each certificate representing any of the Voting Shares shall be marked by the Purchaser with a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

8. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

9. Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

10. Termination. This Agreement shall terminate upon the first to occur of the following:

10.1 the date that is six (6) years from the Closing Date; or

10.2 immediately prior to a transaction pursuant to which a person or group other than current shareholders of the Purchaser or the Voting Parties, or their respective affiliates, will control greater than 50% of the Purchaser’s voting power with respect to the election of directors of the Purchaser.

11. Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Purchaser, and (b) the holders of a majority of Voting Shares then held by the Voting Parties, voting separately as a class; provided, however, that the right of Oriental Holdings Limited to nominate the Oriental Designee and Oriental Independent Designee shall not be amended without the written consent of Oriental Holdings Limited; and provided further, that the right of the Shareholders to nominate the Shareholders Designees or the Shareholders Independent Designees shall not be amended without the written consent of the Shareholders.

12. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement.

13. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws provisions, except that all matters relating to the fiduciary duties of the Purchaser’s Board of Directors shall be subject to the laws of the Republic of the British Virgin Islands.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

16. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

17. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature page follows]

This Voting Agreement is hereby executed effective as of the date first set forth above.

Purchaser

WEALTHBRIDGE ACQUISITION LIMITED,
a British Virgin Islands exempted company

By:	/s/ Yongsheng Liu
Name:	Yongsheng Liu
Title:	Chief Executive Officer

Voting Parties

Oriental Holdings Limited

By:	/s/ Jining Li
Name:	Jining Li
Title:	Director

Lavacano Holdings Limited

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Director

WBY Entertainment Holdings Ltd.

By:	/s/ Bo Wan
Name:	Bo Wan
Title:	Director

/s/ Yongsheng Liu
Yongsheng Liu

Signature Page to Wealthbridge Voting Agreement